As filed with the Securities and Exchange Commission on August 15, 2025

Registration No. 333-[*]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DDC ENTERPRISE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

368 9th Ave, New York, NY 10001, USA

(Address, including zip code, of registrant’s principal executive offices)

2023 Employee Share Option Plan,

Pre-IPO Employee Share Option Plan and

Inducement Grants

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

Copies to:

Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong, SAR Telephone: +1 310-728-5129	Kyle Guse, Esq. Chief Legal Officer DDC Enterprise Ltd. 368 9th Ave., 6th Fl New York, New York 10001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

DDC Enterprise Limited, a company incorporated under the laws of the Cayman Islands (the “Company,” “DDC,” “we” or “our”), has prepared this registration statement in accordance with the requirements of Form S-8 (this “Registration Statement”) under the Securities Act, to register (i) 1,300,000 ordinary shares, $0.4 par value per share, of the Company (the “Ordinary Share(s)”) that are reserved for issuance or may become issuable in respect of share options, restricted shares and other securities under the 2023 Employee Share Option Plan (the “2023 ESOP”); (ii) 191,891 Ordinary Shares, $0.4 par value per Ordinary Share, that are reserved for issuance or may become issuable in respect of share options under the Employee Share Option Plan of the Company authorized prior to the consummation of the initial public offering of the Company (the “IPO”) on November 21, 2023 (the “Pre-IPO Employee Share Option Plan”); and (iii) 65,000 Ordinary Shares, $0.4 par value per Ordinary Share, that are reserved for issuance or may become issuable in respect of share options that were granted outside of the 2023 ESOP as inducement grants pursuant to NYSE listing rule 303A.08 (the “Inducement Grants”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the 2023 ESOP, the Pre-IPO Employee Share Option Scheme and the Inducement Grants as required by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will provide a written statement to participants in the 2023 ESOP, the Pre-IPO Employee Share Option Scheme and the Inducement Grants pursuant to Rule 428(b) promulgated under the Securities Act, advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), as well as a statement that such documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to DDC Enterprise Limited at 368 9th Ave, New York, NY 10001, USA, Attention: Chief Financial Officer, Telephone: +852 2803 0688.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

●	our prospectus dated September 29, 2020 (File No. 333-248658) filed with the Commission on September 30, 2020 pursuant to Rule 424(b)(4) under the Securities Act;

●	our annual and transition report of foreign private issuers for 2023 and 2024 financial years filed with the Commission on January 28, 2025 and May 15, 2025, respectively;

●	our reports of foreign private issuer on Form 6-K filed with the Commission on November 21, 2023, January 19, 2024, March 27, 2024, April 16, 2024, April 26, 2024, May 21, 2024, June 12, 2024, June 20, 2024, June 21, 2024 July 11, 2024, August 30, 2024, October 4 2024, October 31, 2024, November 19, 2024, December 4, 2024, December 31 2024, February 5, 2025, February 19, 2025, February 27, 2025, March 21, 2025, April 9, 2025, May 16, 2025, June 6, 2025, June 17, 2025, June 20, 2025, July 1, 2025, July 3, 2025 and July 11, 2025;

●	our prospectus dated July 22, 2025 (File No. 333-288826) filed with the Commission on July 22, 2025 pursuant to Rule 415 under the Securities Act; and

●	the description of the securities contained in our registration statement on Form 8-A filed on November 16, 2023 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments and reports filed for the purpose of updating that description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into, and shall be deemed to be a part of, this Registration Statement from the date of the filing of such reports or other documents; provided, however, that, unless expressly incorporated by reference into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement under any circumstances.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such earlier document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our current Amended and Restated Memorandum and Articles of Association will empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with the IPO also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We have obtained directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibits	Description
3.1*	Tenth Amended and Restated Memorandum and Articles of Association

5.1*	Opinion of Travers Thorp Alberga.

10.1**	Pre-IPO Employee Share Option Plan

10.2**	2023 ESOP

10.3*	Form of Stock Option Agreement under the DDC Enterprise Limited 2023 Employee Stock Option Plan between the Company and grantee

10.4*	Form of DDC Enterprise Limited 2023 Stock Option Plan Non-Qualified Stock Option Agreement

10.5*	Form of RESTRICTED STOCK UNIT AWARD AGREEMENT

23.1*	Consent of Enrome LLP, independent registered public accounting firm for the Company

23.2*	Consent of Travers Thorp Alberga (included as part of in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages to this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.
**	Previously filed.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, DDC Enterprise Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, People’s Republic of China, on August 15, 2025.

DDC Enterprise Limited

By:	/s/ Norma Ka Yin Chu
	Name:	Norma Ka Yin Chu
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Norma Ka Yin Chu and Ethan Yong Kang Yu, acting alone or together with another attorney-in-fact, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of their respective substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on August 15, 2025.

Signature	Title

/s/ Norma Ka Yin Chu	Director, Chief Executive Officer and Chairwoman
Norma Ka Yin Chu

/s/ Ethan Yong Kang Yu	Principal Financial Officer
Ethan Yong Kang Yu

/s/ George Lai	Independent Director
George Lai

/s/ Matthew Gene Mouw	Independent Director
Matthew Gene Mouw

/s/ Samuel Chun Kong Shih	Independent Director
Samuel Chun Kong Shih

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of DDC Enterprise Limited, has signed this Registration Statement or amendment thereto in New York, on August 15, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President of Cogency

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